                                                Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-106272


                                                           Prospectus Supplement
                                             (To Prospectus Dated June 30, 2003)


CITIGROUP GLOBAL MARKETS HOLDINGS INC.

6,300,000 1.5% PRINCIPAL-PROTECTED EQUITY LINKED NOTES
BASED UPON THE DOW JONES GLOBAL TITANS 50 INDEX(SM)
DUE OCTOBER 29, 2009
$10.00 PER NOTE

o The notes bear interest at the rate of 1.5% per annum. We will pay interest in cash semi-annually on the 29th day of April and October commencing on October 29, 2004.

o The notes will mature on October 29, 2009. You will receive at maturity, for each $10 principal amount of notes you hold, $10 plus an interest distribution amount, which may be positive or zero.

o The interest distribution amount will be based on the value of the Dow Jones Global Titans 50 Index during the term of the notes.

      o If the index return (as defined herein) is less than or equal to an interest received percentage of 8.25%, the interest distribution amount will equal zero.

      o If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of (a) $10 and (b) the index return minus the interest received percentage.

o The notes have been approved for listing on the American Stock Exchange under the symbol "PDW."

      INVESTING IN THE NOTES INVOLVES A NUMBER OF RISKS. SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-7.

      "Dow Jones," "Dow Jones Global Titans 50 Index(SM)," and "DJGT(SM)" are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Citigroup Global Markets Holdings, Inc. The notes are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such products.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this prospectus and prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                                       PER NOTE             TOTAL
                                                       --------             -----
Public Offering Price ............................      $10.00               $63,000,000
Underwriting Discount ............................      $  .35               $ 2,205,000
Proceeds to Citigroup Global Markets Holdings Inc.      $ 9.65               $60,795,000

      The underwriter expects to deliver the Notes to purchasers on or about April 29, 2004.


Investment Products     Not FDIC Insured     May Lose Value    No Bank Guarantee

                                [CITIGROUP LOGO]

    April 26, 2004

                                     SUMMARY

      This summary includes questions and answers that highlight selected information from the accompanying prospectus and this prospectus supplement to help you understand the notes based upon the Dow Jones Global Titans 50 Index. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms of the notes, certain information regarding how the Dow Jones Global Titans 50 Index is calculated and maintained, as well as the principal tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should, in particular, carefully review the section entitled "Risk Factors Relating to the Notes," which highlights a number of risks, to determine whether an investment in the notes is appropriate for you. All of the information set forth below is qualified in its entirety by the more detailed explanation set forth elsewhere in this prospectus supplement and the accompanying prospectus.

SELECTED PURCHASE CONSIDERATIONS

o CURRENT INCOME - The notes offer current income in the form of interest paid semi-annually.

o GROWTH POTENTIAL - The value of the notes is based upon the return of the Dow Jones Global Titans 50 Index subject to a periodic appreciation cap, enabling you to participate in potential increases in the value of the Dow Jones Global Titans 50 Index greater than the interest received percentage, subject to the periodic appreciation cap, without having to acquire each of the underlying stocks.

o PRESERVATION OF CAPITAL - At maturity, we will pay you at least the principal amount of the notes, regardless of the performance of the Dow Jones Global Titans 50 Index.

o     LOW MINIMUM INVESTMENT - Minimum investments start as low as $10 per note.

o DIVERSIFICATION - The notes' link to the Dow Jones Global Titans 50 Index may allow you to diversify an existing portfolio mix of stocks, bonds, mutual funds and cash.

o EXCHANGE LISTING - Although the notes are expected to be "buy and hold" investments, they have been approved for listing on a major stock exchange.

SELECTED RISK CONSIDERATIONS

An investment in the notes involves significant risks. These risks are explained in more detail in the "Risk Factors Relating to the Notes" section of this prospectus supplement. Some are summarized here.

o POSSIBILITY OF NO CAPITAL APPRECIATION - The index return used to determine the interest distribution amount, if any, payable to you at maturity is based on the return of the Dow Jones Global Titans 50 Index, subject to a periodic appreciation cap. The interest distribution amount may be zero even if the value of the Dow Jones Global Titans 50 Index has increased at one or more times during the term of the notes or if the value of the Dow Jones Global Titans 50 Index at maturity is greater than the value of the Dow Jones Global Titans 50 Index on the date of this prospectus supplement.

o THE RETURN ON THE NOTES IS CAPPED - Because of the periodic appreciation cap, the opportunity for equity appreciation afforded by an investment in the notes may be significantly less than the opportunity for equity appreciation afforded by a direct investment in the Dow Jones Global Titans 50 Index.

o YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP - The notes will be listed on a major exchange but the secondary market that does develop may not be liquid and may not continue for the term of the notes. Although Citigroup Global Markets Inc. intends to make a market in the notes, it is not obligated to do so.

o THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST - Due to changes in the price of and the dividend yield on the stocks underlying the Dow Jones Global Titans 50 Index, interest rates, the earnings performance of the issuers of the stocks underlying the Dow Jones Global Titans 50 Index, other economic conditions and Citigroup Global Markets Holdings' perceived creditworthiness, the notes may trade at prices below their initial issue price and you could receive substantially less than the amount of your original investment if you sell your notes prior to maturity.

                           SUMMARY INFORMATION -- Q&A

WHAT ARE THE NOTES?

     The Notes are a series of unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. The Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The Notes mature on October 29, 2009 and do not provide for earlier redemption by you or us.

     Each Note represents a principal amount of $10. You may transfer the Notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the Notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts those systems maintain with DTC. You should refer to the section "Description of the Notes -- Book-Entry System" in this prospectus supplement and the section "Book-Entry Procedures and Settlement" in the accompanying prospectus.

WHAT DOES "PRINCIPAL PROTECTED" MEAN?

     "Principal Protected" means that your principal investment in the Notes is not at risk in the event of a decline in the Dow Jones Global Titans 50 Index.

WILL I RECEIVE INTEREST ON THE NOTES?

     The Notes bear interest at the rate of 1.5% per annum. We will pay interest in cash semi-annually on the 29th day of each April and October, or the immediately next business day, commencing on October 29, 2004.

WHAT WILL I RECEIVE AT MATURITY OF THE NOTES?

     The Notes will mature on October 29, 2009. You will receive at maturity, for each $10 principal amount of Notes you hold, a payment equal to the sum of $10 and an interest distribution amount. The interest distribution amount is based on the monthly returns of the Dow Jones Global Titans 50 Index, with each such monthly return subject to a periodic appreciation cap of 4%.

HOW WILL THE INTEREST DISTRIBUTION AMOUNT BE CALCULATED?

     The interest distribution amount will be based on the monthly return of the Dow Jones Global Titans 50 Index during the term of the Notes, and will not be less than zero.

     - If the index return (defined below) is less than or equal to an interest received percentage of 8.25%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The index return, which is presented in this prospectus supplement as a percentage, will equal the compounded value of the periodic capped return for each reset period, computed in the following manner:

 [Product of (1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                       ---------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 4%.

     The interest received percentage will equal the sum of the interest payable on the notes over their term, expressed as a percentage of the principal amount of the notes.

     Reset dates occur on the 26th day of each month, commencing May 26, 2004 and ending on October 26, 2009. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 185.84, the closing level of the Dow Jones Global Titans 50 Index on April 26, 2004, the date on which the Notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the reset period ending at maturity will be the closing value of the Dow Jones Global Titans 50 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the reset period ending at maturity will be the closing value of the Dow Jones Global Titans 50 Index on the date three index business days before the maturity date.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the interest distribution amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the Notes), nor can it be more than approximately 1,222.82% (a maximum value that represents an increase of the Dow Jones Global Titans 50 Index of at least 4% during each reset period for 66 reset periods).

     If no closing level of the Dow Jones Global Titans 50 Index is available on any index business day because of a market disruption event or otherwise, unless deferred by the calculation agent as described below, the ending value will be the arithmetic mean, as determined by the calculation agent, of the value of the Dow Jones Global Titans 50 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the ending value of the Dow Jones Global Titans 50 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

     For more specific information about the "periodic capped return" and the "index return," please see "Description of the Notes -- Interest Distribution Amount" in this prospectus supplement.

     The amount payable to you at maturity is dependent upon the performance of the Dow Jones Global Titans 50 Index during each of the reset periods, provided, however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes. The Notes provide less opportunity for appreciation than a direct investment in the Dow Jones Global Titans 50 Index because the periodic appreciation cap will operate to limit the portion of any appreciation in the value of the Dow Jones Global Titans 50 Index in which you will share to the first 4% of any increase in the value of the Dow Jones Global Titans 50 Index in any reset period, but not limit your exposure to any depreciation in the value of the Dow Jones Global Titans 50 Index in any given reset period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the Notes.

WHERE CAN I FIND EXAMPLES OF HYPOTHETICAL MATURITY PAYMENTS?

     For a table setting forth hypothetical maturity payments, see "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement.

WHO PUBLISHES THE DOW JONES GLOBAL TITANS 50 INDEX AND WHAT DOES IT MEASURE?

     Dow Jones & Company, Inc. ("Dow Jones") publishes the Dow Jones Global Titans 50 Index. The Dow Jones Global Titans 50 Index is a 50-stock index weighted primarily by free-float market capitalization, which means that an underlying stock's rank in the index is based largely on its free-float market capitalization rather than its full market capitalization. Dow Jones selects the underlying stocks from all the companies included in the Dow Jones World Index based on a company's revenues and net income, in addition to its free-float market capitalization. The Down Jones Global Titans 50 Index therefore reflects the market performance of the world's leading multinational companies, enabling the index to provide exposure to a number of economies around the world. Ranking among the world's largest companies, the stocks of such component companies are actively traded and are typically included among the core holdings of both institutional and individual portfolios. See "Description of the Dow Jones Global Titans 50 Index" in this prospectus supplement.

     Please note that an investment in the Notes does not entitle you to any ownership or other interest in the stocks of the companies included in the Dow Jones Global Titans 50 Index.

HOW HAS THE DOW JONES GLOBAL TITANS 50 INDEX PERFORMED HISTORICALLY?

     We have provided tables showing the closing values of the Dow Jones Global Titans 50 Index on the last index business day of each month from January 1999 to March 2004, and on the last index business day of December from 1991 through 2003, as well as a graph showing the closing values of the Dow Jones Global Titans 50 Index on the last index business day of each month from December 1991 through March 2004. You can find these tables and the graph in the section "Description of the Dow Jones Global Titans 50 Index -- Historical Data on the Dow Jones Global Titans 50 Index" in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Dow Jones Global Titans 50 Index in recent years. However, past performance is not necessarily indicative of how the Dow Jones Global Titans 50 Index will perform in the future. You should also refer to the section "Risk Factors Relating to the Notes -- The Historical Performance of the Dow Jones Global Titans 50 Index Is Not an Indication of the Future Performance of the Index" in this prospectus supplement.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF INVESTING IN THE NOTES?

     Because the Notes are contingent payment debt obligations of Citigroup Global Markets Holdings, U.S. Holders of a Note will be required to include original issue discount ("OID") for U.S. federal income tax purposes in gross income on a constant yield basis over the term of the Note, which yield will be assumed to be 4.256% per year. This tax OID will be includible in a U.S. Holder's gross income (as ordinary income) over the term of the Notes. The amount of tax OID included in income in each year will exceed the semi-annual interest payments to be made on the Notes prior to maturity. The amount of the excess tax OID is calculated based on the difference between the assumed comparable yield of the Notes and the actual interest of 1.5% per annum. The assumed comparable yield is based on a rate at which Citigroup Global Market Holdings would issue a similar debt obligation with no contingent payments. The amount of the tax OID is calculated based in part on an assumed amount payable at maturity. This assumed amount is neither a prediction nor guarantee of the actual yield of, or payment to be made in respect of, a Note. If the amount we actually pay at maturity is, in fact, less than this assumed amount, then a U.S. Holder will have recognized taxable income in periods prior to maturity that exceeds that holder's economic income from holding the Note during such periods (with an offsetting ordinary loss). If a U.S. Holder disposes of the Note prior to maturity, the U.S. Holder will be required to treat any gain recognized upon the disposition of the Note as ordinary income (rather than capital gain). You should refer to "Certain United States Federal Income Tax Considerations" in this prospectus supplement for more information.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

     The Notes have been approved for listing on the American Stock Exchange under the symbol "PDW," subject to official notice of issuance. You should be aware that the listing of the Notes on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the Notes.

WHAT IS THE ROLE OF CITIGROUP GLOBAL MARKETS HOLDINGS' SUBSIDIARY, CITIGROUP GLOBAL MARKETS INC.?

     Our subsidiary, Citigroup Global Markets Inc., is the underwriter for the offering and sale of the Notes. After the initial offering, Citigroup Global Markets Inc. and/or other of our broker-dealer affiliates intend to buy and sell the Notes to create a secondary market for holders of the Notes, and may engage in other activities described in the section "Underwriting" in this prospectus supplement. Citigroup Global Markets Inc. will also act as calculation agent for the Notes.

CAN YOU TELL ME MORE ABOUT CITIGROUP GLOBAL MARKETS HOLDINGS?

     Citigroup Global Markets Holdings is a holding company that provides investment banking, securities and commodities trading, brokerage, asset management and other financial services through its subsidiaries. Citigroup Global Markets Holdings is a subsidiary of Citigroup Inc., a diversified financial services holding company.

     Citigroup Global Markets Holdings' ratios of earnings to fixed charges (Citigroup Global Markets Holdings has no outstanding preferred stock) since 1999 are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                  2003    2002    2001    2000    1999
                                                  -----   -----   -----   -----   -----
Ratio of earnings to fixed charges..............  1.90x   1.83x   1.44x   1.34x   1.32x

DOES ERISA IMPOSE ANY LIMITATIONS ON PURCHASES OF THE NOTES?

     Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974 or substantially similar federal, state or local laws ("ERISA-Type Plans") will not be permitted to purchase or hold the Notes. Employee benefit plans that are not ERISA-Type Plans, such as individual retirement accounts, individual retirement annuities or Keogh Plans, will be permitted to purchase or hold the Notes, provided that each such plan shall by its purchase be deemed to represent and warrant that none of Citigroup Global Markets Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

     Yes, the Notes are subject to a number of risks. Please refer to the section "Risk Factors Relating to the Notes" in this prospectus supplement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by us with the Securities and Exchange Commission, or the SEC, pursuant to Section 13 of the Securities Exchange Act of 1934 (File No. 1-15286), are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 2003, and (ii) Current Reports on Form 8-K filed on January 20, 2004, January 29, 2004, January 30, 2004, March 1, 2004, March 29, 2004, April 1, 2004 and April 15, 2004.

     You should refer to "Prospectus Summary -- Where You Can Find More Information" in the accompanying prospectus. These documents may also be accessed electronically by means of the SEC's home page on the worldwide web on the internet at http://www.sec.gov.

                       RISK FACTORS RELATING TO THE NOTES

     An investment in the Notes entails significant risks not associated with similar investments in a conventional debt security, including, among other things, fluctuations in the value of the Dow Jones Global Titans 50 Index, and other events that are difficult to predict and beyond our control.

THE INTEREST DISTRIBUTION AMOUNT PAYABLE AT MATURITY MAY BE ZERO

     If the ending value of the Dow Jones Global Titans 50 Index for any reset period during the term of the Notes is less than the starting value of the Dow Jones Global Titans 50 Index for that reset period, the value of the periodic capped return for that reset period will be less than zero. Because the index return used to determine the interest distribution amount payable to you on the maturity date is based on the compounded value of the periodic capped returns for each of the reset periods, the likelihood that the interest distribution amount will be $0 per Note increases as the number of periodic capped return values that are negative increases and as the size of the decline in the value of the Dow Jones Global Titans 50 Index in any reset period increases. As demonstrated by some of the hypothetical examples in the section "Description of the Notes -- Maturity Payment -- Hypothetical Examples" in this prospectus supplement, the interest distribution amount may be equal to $0 per Note even if the value of the Dow Jones Global Titans 50 Index increases during one or more reset periods during the term of the Notes or if the value of the Dow Jones Global Titans 50 Index at maturity exceeds the value of the Dow Jones Global Titans 50 Index on the date of this prospectus supplement by more than the interest received percentage. Given a periodic appreciation cap of 4%, an interest received percentage of 8.25% and a total of 66 reset periods, if the Dow Jones Global Titans 50 Index declines in any single reset period by approximately 91.55% or more, the interest distribution amount will be $0 per Note, even if the value of the Dow Jones Global Titans 50 Index increases in every other reset period.

THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

     The amount we will pay to you on the Notes may be less than the return you could have earned on other investments. The Notes bear interest at the rate of 1.5% per annum. As a result, if the index return is less than approximately 24.85%, the yield on the Notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Global Markets Holdings of comparable maturity.

THE HISTORICAL PERFORMANCE OF THE DOW JONES GLOBAL TITANS 50 INDEX IS NOT AN INDICATION OF THE FUTURE PERFORMANCE OF THE DOW JONES GLOBAL TITANS 50 INDEX

     The historical performance of the Dow Jones Global Titans 50 Index, which is included in this prospectus supplement, should not be taken as an indication of the future performance of the Dow Jones Global Titans 50 Index during the term of the Notes. While the trading prices of the underlying stocks of the Dow Jones Global Titans 50 Index will determine the value of the index, it is impossible to predict whether the value of the index will fall or rise. Trading prices of the underlying stocks of the Dow Jones Global Titans 50 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

BECAUSE OF THE PERIODIC APPRECIATION CAP, YOUR RETURN ON THE NOTES MAY BE LESS THAN YOUR RETURN ON A SIMILAR INDEXED INSTRUMENT THAT IS DIRECTLY LINKED TO THE DOW JONES GLOBAL TITANS 50 INDEX

     As a result of the periodic capped return, the Notes provide less opportunity for equity appreciation than a direct investment in the stocks underlying the Dow Jones Global Titans 50 Index. The periodic capped return will operate to limit the portion of any appreciation in the value of the Dow Jones Global Titans 50 Index in which you will share to the first 4% of any increase during any reset period. If the value of the Dow Jones Global Titans 50 Index increases by more than 4% during any reset period during the term of the Notes, your return on the Notes may be less than your return on the underlying stocks or a similar security that was directly linked to the Dow Jones Global Titans 50 Index but was not subject to a periodic appreciation cap.

YOUR RETURN ON THE NOTES WILL NOT REFLECT THE RETURN YOU WOULD REALIZE IF YOU ACTUALLY OWNED THE STOCKS UNDERLYING THE DOW JONES GLOBAL TITANS 50 INDEX

     Your return on the Notes will not reflect the return you would realize if you actually owned the stocks underlying the Dow Jones Global Titans 50 Index because of the effect of the periodic appreciation cap, and because the Interest Distribution Amount will only reflect any increase in the value of the Dow Jones Global Titans 50 Index above 8.25%. In addition, the periodic capped return will be calculated based upon the return of the Dow Jones Global Titans 50 Index without taking into consideration the value of any dividends paid on the underlying stocks. As a result, the return on the Notes may be less than the return you would realize if you actually owned the stocks underlying the Dow Jones Global Titans 50 Index even if the ending value of the Dow Jones Global Titans 50 Index is greater than its starting value.

THE PRICE AT WHICH YOU WILL BE ABLE TO SELL YOUR NOTES PRIOR TO MATURITY WILL DEPEND ON A NUMBER OF FACTORS AND MAY BE SUBSTANTIALLY LESS THAN THE AMOUNT YOU ORIGINALLY INVEST

     We believe that the value of your Notes in the secondary market will be affected by the supply of and demand for the Notes, the value of the Dow Jones Global Titans 50 Index and a number of other factors. Some of these factors are interrelated in complex ways; as a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Notes of a change in a specific factor, assuming all other conditions remain constant.

     VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX. We expect that the market value of the Notes will likely depend substantially on the relationship between the closing value of the Dow Jones Global Titans 50 Index on the date of this prospectus supplement and the future value of the Dow Jones Global Titans 50 Index. However, changes in the value of the Dow Jones Global Titans 50 Index may not always be reflected, in full or in part, in the market value of the Notes. If you choose to sell your Notes when the value of the Dow Jones Global Titans 50 Index exceeds its starting value, you may receive substantially less than the amount that would be payable at maturity based on that value because of the effect on the index return of previously determined periodic capped returns and expectations that the Dow Jones Global Titans 50 Index will continue to fluctuate between that time and the time when subsequent ending values of the Dow Jones Global Titans 50 Index are determined. If you choose to sell your Notes when the value of the Dow Jones Global Titans 50 Index is below the value of the index on the date of this prospectus supplement, you may receive less than the amount you originally invested. Because the index return is based on the compounded value of the periodic capped returns for each of the reset periods and will be reduced if the ending value of the Dow Jones Global Titans 50 Index for any reset period is less than the starting value of the Dow Jones Global Titans 50 Index for that reset period, the price at which you will be able to sell your Notes prior to the maturity date may be less than the amount originally invested, even if the value of the Dow Jones Global Titans 50 Index when you sell your Notes is equal to, or higher than, the value of the Dow Jones Global Titans 50 Index at the time you bought your Notes. The effect of the current Dow Jones Global Titans 50 Index value on the market value of the Notes will likely decrease significantly over time during the term of the Notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     Trading prices of the underlying stocks of the Dow Jones Global Titans 50 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment. Citigroup Global Markets Holdings' hedging activities in the underlying stocks of the Dow Jones Global Titans 50 Index, the issuance of securities similar to the Notes and other trading activities by Citigroup Global Markets Holdings, its affiliates and other market participants can also affect the price of the underlying stocks of the Dow Jones Global Titans 50 Index.

     VOLATILITY OF THE DOW JONES GLOBAL TITANS 50 INDEX. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the Dow Jones Global Titans 50 Index changes during the term of the Notes, the market value of the Notes may decrease. The effect of the volatility of the Dow Jones Global Titans 50 Index on the market value of the Notes will likely decrease significantly over time during the term of the Notes because the periodic capped return (and thus a portion of the index return) will be determined on each reset date.

     EVENTS INVOLVING THE COMPANIES COMPRISING THE DOW JONES GLOBAL TITANS 50 INDEX. General economic conditions and earnings results of the companies whose common stocks comprise the Dow Jones Global Titans 50 Index and real or anticipated changes in those conditions or results may affect the market value of the Notes. In addition, if the dividend yields on those stocks increase, the value of the Notes may decrease because the Dow Jones Global Titans 50 Index does not incorporate the value of dividend payments. Conversely, if dividend yields on the stocks decrease, the value of the Notes may increase.

     INTEREST RATES. We expect that the market value of the Notes will be affected by changes in U.S. interest rates and in the interest rates of the countries in which the underlying stocks trade. In general, if these interest rates increase, the market value of the Notes may decrease, and if these interest rates decrease, the market value of the Notes may increase. In general, and assuming that all other relevant factors are held constant, we expect that the effect of any change in foreign interest rates on the trading value of the Notes will not be as great as the effect of an equivalent change in U.S. interest rates.

     TIME PREMIUM OR DISCOUNT. As a result of a "time premium or discount," the Notes may trade at a value above or below that which would be expected based on the level of interest rates and the value of the Dow Jones Global Titans 50 Index the longer the time remaining to maturity. A "time premium or discount" results from expectations concerning the value of the Dow Jones Global Titans 50 Index during the period prior to the maturity of the Notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, increasing or decreasing the market value of the Notes.

     CITIGROUP GLOBAL MARKETS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS. Actual or anticipated changes in our credit ratings, financial condition or results may affect the market value of the Notes.

     We want you to understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the market value of the Notes attributable to another factor, such as an increase in the value of the Dow Jones Global Titans 50 Index.

     In general, assuming all relevant factors are held constant, we expect that the effect on the market value of the Notes of a given change in most of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

CURRENCY EXCHANGE RATES

     You should understand that the Dow Jones Global Titans 50 Index includes the stocks of non-U.S. companies and that Dow Jones calculates the index level based on the trading prices of such stocks converted into U.S. dollars at the then-prevailing exchange rates. The index level will therefore reflect variations in the exchange rates of various foreign currencies into U.S. dollars. As a result, the index level, and your investment in the Notes, may be adversely affected by changes in exchange rates between the U.S. dollar and the relevant foreign currencies and the imposition or modification of exchange controls by either the U.S. or foreign governments.

FOREIGN JURISDICTIONS

     Many of the underlying stocks that constitute the Dow Jones Global Titans 50 Index are listed on foreign stock exchanges. You should be aware that investments in securities, such as the Notes, that are indexed to the value of foreign equity securities involve certain risks, any of which can affect the value of these securities, and the value of the index and the Notes.

     The foreign securities markets may be more volatile than U.S. securities markets and may be affected by market developments in different ways than U.S. securities markets; cross-shareholdings in foreign companies on such markets may affect prices and volume of trading on those markets; there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the SEC and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. In addition, certain of the exchanges on which the underlying stocks are traded may have adopted certain measures intended to limit short-term price fluctuations. These may include daily price floors and ceilings intended to prevent extreme fluctuations in individual stock prices. Investors should also be aware that certain of the exchanges in the underlying jurisdictions might suspend the trading of individual stocks in certain limited and extraordinary circumstances. As a result, variations in the index may be limited by price limitations on, or suspensions of trading of, individual underlying stocks, which may, in turn, adversely affect the value of the Notes or result in the occurrence of a Market Disruption Event.

     Prices of the underlying stocks are subject to political, economic, financial, exchange rate and social factors that apply in each issuer's country as well as in other constituent countries in which such issuer does business (or in which its principal trading partners do business). These factors (including the possibility that recent or future changes in a country's government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies) could negatively affect foreign securities markets. Stock and currency market volatility and market developments in one or more countries may cause volatility or a decline in another country. Moreover, the relevant economies may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

YOU MAY NOT BE ABLE TO SELL YOUR NOTES IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP

     There is currently no secondary market for the Notes. Citigroup Global Markets Inc. currently intends, but is not obligated, to make a market in the Notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the Notes. If the secondary market for the Notes is limited, there may be few buyers should you choose to sell your Notes prior to maturity and this may reduce the price you receive.

CITIGROUP GLOBAL MARKETS INC., AN AFFILIATE OF CITIGROUP GLOBAL MARKETS HOLDINGS, IS THE CALCULATION AGENT, WHICH COULD RESULT IN A CONFLICT OF INTEREST

     Citigroup Global Markets Inc., which is acting as the calculation agent for the Notes, is an affiliate of ours. As a result, Citigroup Global Markets Inc.'s duties as calculation agent, including with respect to certain determinations and judgments that the calculation agent must make in determining amounts due to you, may conflict with its interest as an affiliate of ours.

THE MARKET VALUE OF THE NOTES MAY BE AFFECTED BY PURCHASES AND SALES OF THE STOCKS UNDERLYING THE DOW JONES GLOBAL TITANS 50 INDEX OR DERIVATIVE INSTRUMENTS RELATED TO THE INDEX BY AFFILIATES OF CITIGROUP GLOBAL MARKETS HOLDINGS

     Citigroup Global Markets Holdings' affiliates, including Citigroup Global Markets Inc., may from time to time buy or sell the underlying stocks of the Dow Jones Global Titans 50 Index or derivative instruments relating to the index for their own accounts in connection with their normal business practices. These transactions could affect the value of the underlying stocks of the Dow Jones Global Titans 50 Index and therefore the market value of the Notes.

     Citigroup Global Markets Inc. or an affiliate may enter into a swap agreement with one of Citigroup Global Markets Holdings' other affiliates in connection with the sale of the Notes and may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

                            DESCRIPTION OF THE NOTES

     The description in this prospectus supplement of the particular terms of the 1.5% Principal-Protected Equity Linked Notes Based Upon the Dow Jones Global Titans 50 Index(SM) Due October 29, 2009 (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the registered securities set forth in the accompanying prospectus.

GENERAL

     The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus. The aggregate principal amount of Notes issued will be $63,000,000 (6,300,000 Notes). The Notes will mature on October 29, 2009, will constitute part of the senior debt of Citigroup Global Markets Holdings and will rank pari passu with all other unsecured and unsubordinated debt of Citigroup Global Markets Holdings. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof.

     The trustee under the senior debt indenture will be The Bank of New York under an indenture dated as of October 27, 1993, as amended from time to time. A copy of the senior debt indenture under which The Bank of New York serves as trustee has been filed with the SEC as an exhibit to the Registration Statement of which the accompanying prospectus forms a part and is hereby incorporated by reference as part of the Registration Statement. Section numbers in The Bank of New York senior debt indenture take the form "1.01," "2.01" and so forth, rather than "101," "201" and so forth. Section references in the accompanying prospectus should be read accordingly.

     Reference is made to the accompanying prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

INTEREST

     The Notes bear interest at the rate of 1.5% per annum. We will pay interest in cash semi-annually on the 29th day of each April and October, or the immediately next business day, commencing on October 29, 2004.

     Interest will be payable to the persons in whose names the Notes are registered at the close of business on the fifth Business Day preceding each interest payment date. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, the interest payment to be made on that interest payment date will be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, and no additional interest will accrue as a result of such delayed payment.

     "Business Day" means any day that is not a Saturday, a Sunday or a day on which the securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

REDEMPTION AT THE OPTION OF THE HOLDER; DEFEASANCE

     The Notes are not subject to redemption at the option of any holder prior to maturity and are not subject to the defeasance provisions described in the accompanying prospectus under "Description of Debt Securities -- Defeasance."

PAYMENT AT MATURITY

     The Notes will mature on October 29, 2009. You will receive at maturity, for each $10 principal amount of Notes you hold, a payment equal to the sum of $10 and an interest distribution amount. The interest distribution amount is based on the monthly returns of the Dow Jones Global Titans 50 Index, with each such monthly return subject to a periodic appreciation cap of 4%.

INTEREST DISTRIBUTION AMOUNT

     The interest distribution amount will be based on the monthly return of the Dow Jones Global Titans 50 Index during the term of the Notes, and will not be less than zero.

     - If the index return (defined below) is less than or equal to an interest received percentage of 8.25%, the interest distribution amount will equal zero.

     - If the index return is greater than the interest received percentage, the interest distribution amount will equal the product of:

              $10 * (Index Return - Interest Received Percentage)

     The index return, which is presented in this prospectus supplement as a percentage, will equal the compounded value of the periodic capped return for each reset period, computed in the following manner:

 [Product of (1.00 + the periodic capped return) for each reset period] - 1.00

     The periodic capped return for any reset period (including the reset period ending at maturity) will equal the following fraction:

                         Ending Value - Starting Value
                    ---------------------------------------
                                 Starting Value

provided that the periodic capped return for any reset period will not in any circumstances be greater than 4%.

     The interest received percentage will equal the sum of the interest payable on the Notes over their term, expressed as a percentage of the principal amount of the Notes.

     Reset dates occur on the 26th day of each month, commencing May 26, 2004 and ending on October 26, 2009. We refer to the period between any two consecutive reset dates as a reset period.

     The starting value for the initial reset period will be 185.84, the closing level of the Dow Jones Global Titans 50 Index on April 26, 2004, the date on which the Notes were priced for initial sale to the public. The starting value for each subsequent reset period will equal the ending value with respect to the immediately preceding reset period.

     The ending value for any reset period other than the reset period ending at maturity will be the closing value of the Dow Jones Global Titans 50 Index on the reset date at the end of the period or, if that day is not an index business day, the closing value on the immediately following index business day. The ending value for the reset period ending at maturity will be the closing value of the Dow Jones Global Titans 50 Index on the date three index business days before the maturity date.

     If the ending value for any reset date is less than the starting value used for the computation of the periodic capped return for such reset date, then the periodic capped return for such reset date will be negative. However, the interest distribution amount at maturity will not be less than zero (thus ensuring that the payment you receive at maturity will not be less than the amount of your original investment in the Notes), nor can it be more than approximately 1,222.82% (a maximum value that represents an increase of the Dow Jones Global Titans 50 Index of at least 4% during each reset period for 66 reset periods).

     An index business day means a day, as determined by the calculation agent, on which the Dow Jones Global Titans 50 Index or any successor index is calculated and published and on which securities comprising more than 80% of the value of the Dow Jones Global Titans 50 Index on such day are capable of being traded on their relevant exchanges or markets during the one-half hour before the determination of the closing value of the Dow Jones Global Titans 50 Index. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

     A market disruption event means, as determined by the calculation agent in its sole discretion, the occurrence or existence of any suspension of or a limitation imposed on trading (by reason of movements in price exceeding limits permitted by any relevant exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (a) stocks which then comprise 20% or more of the value of the Dow Jones Global Titans 50 Index or any successor index, (b) any options or futures contracts, or any options on such futures contracts relating to the Dow Jones Global Titans 50 Index or any successor index, or (c) any options or futures contracts relating to stocks which then comprise 20% or more of the value of the Dow Jones Global Titans 50 Index or any successor index on any exchange or market if, in each case, in the determination of the calculation agent, any such suspension, limitation or unavailability is material. For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Dow Jones Global Titans 50 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the Dow Jones Global Titans 50 Index will be based on a comparison of the portion of the value of the Dow Jones Global Titans 50 Index attributable to that security relative to the overall value of the Dow Jones Global Titans 50 Index, in each case immediately before that suspension or limitation.

     If no closing value of the Dow Jones Global Titans 50 Index is available on any index business day because of a market disruption event or otherwise, the value of the Dow Jones Global Titans 50 Index for that index business day, unless deferred by the calculation agent as described below, will be the arithmetic mean, as determined by the calculation agent, of the value of the Dow Jones Global Titans 50 Index obtained from as many dealers in equity securities (which may include Citigroup Global Markets Inc. or any of our other subsidiaries or affiliates), but not exceeding three such dealers, as will make such value available to the calculation agent. The determination of the value of the Dow Jones Global Titans 50 Index by the calculation agent in the event of a market disruption event may be deferred by the calculation agent for up to five consecutive index business days on which a market disruption event is occurring, but not past the index business day prior to maturity.

     Based on the information currently available to us, on each of September 11, 12, 13 and 14, 2001, the NYSE suspended all trading for the entire day, and on October 27, 1997, the NYSE suspended all trading during the one-half hour period preceding the close of trading. If any such suspension of trading occurred during the term of the Notes, it would constitute a market disruption event. The existence or non-existence of these circumstances, however, is not necessarily indicative of the likelihood of these circumstances arising or not arising in the future.

     The amount payable to you at maturity is dependent upon the performance of the Dow Jones Global Titans 50 Index during each of the reset periods, provided however, that the payment you receive at maturity will not be less than the amount of your original investment in the Notes. The Notes provide less opportunity for appreciation than a direct investment in the Dow Jones Global Titans 50 Index because the periodic appreciation cap will operate to limit the portion of any appreciation in the value of the Dow Jones Global Titans 50 Index in which you will share to the first 4% of any increase in the value of the Dow Jones Global Titans 50 Index during any reset period, but not limit your exposure to any depreciation in the value of the Dow Jones Global Titans 50 Index during any given period. Nevertheless, the payment to you at maturity will be at least equal to the amount of your initial investment in the Notes.

MATURITY PAYMENT -- HYPOTHETICAL EXAMPLES

     The index return and, therefore, the interest distribution amount, is dependent on the closing value of the Dow Jones Global Titans 50 Index on each reset date. Because the value of the Dow Jones Global Titans 50 Index may be subject to significant variations over the term of the Notes, it is not possible to present a chart or table illustrating a complete range of possible payments at maturity. The examples of hypothetical payment calculations that follow are intended to illustrate the effect of general trends in the level of the Dow Jones Global Titans 50 Index on the amount payable on the Notes at maturity. All of the hypothetical examples assume that the investment in the Notes is $10, that the initial starting value of the Dow Jones Global Titans 50 Index is 185.84, that the periodic capped return cannot exceed 4%, that the interest distribution amount cannot equal less than zero, that the reset date is on the 26th day of each month, commencing May 26, 2004, that there are 66 reset periods, and that the interest received percentage is 8.25%. The Dow Jones Global Titans 50 Index levels illustrated in each of the examples have been rounded to the nearest whole number.

  EXAMPLE 1:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY IS
              GREATER THAN ITS VALUE AT ISSUANCE AND THE DOW JONES GLOBAL TITANS 50 INDEX APPRECIATED BY 3% (AN AMOUNT LESS THAN THE 4% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                     242    3.00%     346    3.00%     493    3.00%     703    3.00%   1,002    3.00%
February.............                     250    3.00%     356    3.00%     508    3.00%     724    3.00%   1,032    3.00%
March................                     257    3.00%     367    3.00%     523    3.00%     746    3.00%   1,063    3.00%
April................                     265    3.00%     378    3.00%     539    3.00%     768    3.00%   1,095    3.00%
May..................    191    3.00%     273    3.00%     389    3.00%     555    3.00%     791    3.00%   1,128    3.00%
June.................    197    3.00%     281    3.00%     401    3.00%     571    3.00%     815    3.00%   1,162    3.00%
July.................    203    3.00%     290    3.00%     413    3.00%     589    3.00%     839    3.00%   1,196    3.00%
August...............    209    3.00%     298    3.00%     425    3.00%     606    3.00%     864    3.00%   1,232    3.00%
September............    215    3.00%     307    3.00%     438    3.00%     624    3.00%     890    3.00%   1,269    3.00%
October..............    222    3.00%     316    3.00%     451    3.00%     643    3.00%     917    3.00%   1,307    3.00%
November.............    229    3.00%     326    3.00%     465    3.00%     662    3.00%     944    3.00%
December.............    235    3.00%     336    3.00%     479    3.00%     682    3.00%     973    3.00%

INDEX RETURN = [(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X (1.00 + 0.03) X
(1.00 + 0.03) X (1.00 + 0.03)]-1.00 = 6.0349 or 603.49%.

INTEREST DISTRIBUTION AMOUNT = $10 X (6.0349 - 0.0825) = $59.52.

PAYMENT AT MATURITY = $10 + $59.52 = $69.52 PER NOTE.

  EXAMPLE 2:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY IS
              GREATER THAN ITS VALUE AT ISSUANCE AND THE DOW JONES GLOBAL TITANS 50 INDEX APPRECIATED BY 4% (AN AMOUNT EQUAL TO THE 4% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008              2009
                       --------------   --------------   --------------   --------------   ---------------   ---------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX    CAPPED   INDEX    CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL    RETURN   LEVEL    RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   ------   ------   ------   ------
January..............                     265    4.00%     423    4.00%     678    4.00%    1,086    4.00%    1,738    4.00%
February.............                     275    4.00%     440    4.00%     705    4.00%    1,129    4.00%    1,807    4.00%
March................                     286    4.00%     458    4.00%     733    4.00%    1,174    4.00%    1,880    4.00%
April................                     298    4.00%     476    4.00%     763    4.00%    1,221    4.00%    1,955    4.00%
May..................    193    4.00%     309    4.00%     495    4.00%     793    4.00%    1,270    4.00%    2,033    4.00%
June.................    201    4.00%     322    4.00%     515    4.00%     825    4.00%    1,321    4.00%    2,114    4.00%
July.................    209    4.00%     335    4.00%     536    4.00%     858    4.00%    1,374    4.00%    2,199    4.00%
August...............    217    4.00%     348    4.00%     557    4.00%     892    4.00%    1,428    4.00%    2,287    4.00%
September............    226    4.00%     362    4.00%     580    4.00%     928    4.00%    1,486    4.00%    2,379    4.00%
October..............    235    4.00%     376    4.00%     603    4.00%     965    4.00%    1,545    4.00%    2,474    4.00%
November.............    245    4.00%     392    4.00%     627    4.00%   1,004    4.00%    1,607    4.00%
December.............    254    4.00%     407    4.00%     652    4.00%   1,044    4.00%    1,671    4.00%

INDEX RETURN =  [(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040)] - 1.00 =
12.3107 or 1,231.07%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INTEREST DISTRIBUTION AMOUNT = $10 X (12.3107 - 0.0825) = $122.28.

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 4%, $122.28 IS THE MAXIMUM POSSIBLE INTEREST DISTRIBUTION AMOUNT.

PAYMENT AT MATURITY = $10 + $122.28 = $132.28 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

  EXAMPLE 3:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY IS
              GREATER THAN ITS VALUE AT ISSUANCE AND THE DOW JONES GLOBAL TITANS 50 INDEX APPRECIATED BY 6% (AN AMOUNT GREATER THAN THE 4% PERIODIC APPRECIATION CAP) DURING EACH RESET PERIOD THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                    314     4.00%     632    4.00%   1,271    4.00%   2,558    4.00%   5,147    4.00%
February.............                    333     4.00%     670    4.00%   1,348    4.00%   2,711    4.00%   5,456    4.00%
March................                    353     4.00%     710    4.00%   1,428    4.00%   2,874    4.00%   5,783    4.00%
April................                    374     4.00%     752    4.00%   1,514    4.00%   3,047    4.00%   6,130    4.00%
May..................   197     4.00%    396     4.00%     798    4.00%   1,605    4.00%   3,229    4.00%   6,498    4.00%
June.................   209     4.00%    420     4.00%     845    4.00%   1,701    4.00%   3,423    4.00%   6,888    4.00%
July.................   221     4.00%    445     4.00%     896    4.00%   1,803    4.00%   3,629    4.00%   7,301    4.00%
August...............   235     4.00%    472     4.00%     950    4.00%   1,911    4.00%   3,846    4.00%   7,740    4.00%
September............   249     4.00%    500     4.00%   1,007    4.00%   2,026    4.00%   4,077    4.00%   8,204    4.00%
October..............   264     4.00%    530     4.00%   1,067    4.00%   2,148    4.00%   4,322    4.00%   8,696    4.00%
November.............   279     4.00%    562     4.00%   1,131    4.00%   2,277    4.00%   4,581    4.00%
December.............   296     4.00%    596     4.00%   1,199    4.00%   2,413    4.00%   4,856    4.00%

---------------

* Actual return on the Dow Jones Global Titans 50 Index during each reset period is 6%, but because of the 4% periodic appreciation cap the periodic capped return would be 4%.

INDEX RETURN =  [(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040)] - 1.00 =
12.3107 or 1,231.07%.

THIS IS THE MAXIMUM POSSIBLE INDEX RETURN.

INTEREST DISTRIBUTION AMOUNT = $10 X (12.3107 - 0.0825) = $122.28.

BECAUSE THE PERIODIC CAPPED RETURN FOR ANY RESET PERIOD WILL NOT IN ANY CIRCUMSTANCES BE GREATER THAN 4%, $122.42 IS THE MAXIMUM POSSIBLE INTEREST DISTRIBUTION AMOUNT.

PAYMENT AT MATURITY = $10 + $122.28 = $132.28 PER NOTE. THIS IS THE MAXIMUM POSSIBLE PAYMENT AT MATURITY.

  EXAMPLE 4:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY IS
              LESS THAN ITS VALUE AT ISSUANCE AND THE DOW JONES GLOBAL TITANS 50 INDEX DECLINED STEADILY THROUGHOUT THE TERM OF THE NOTES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                     166   -1.45%    134    -2.05%    100    -2.65%     70    -3.25%     45    -3.85%
February.............                     163   -1.50%    131    -2.10%     98    -2.70%     68    -3.30%     43    -3.90%
March................                     161   -1.55%    128    -2.15%     95    -2.75%     65    -3.35%     42    -3.95%
April................                     158   -1.60%    125    -2.20%     92    -2.80%     63    -3.40%     40    -4.00%
May..................    184   -1.05%     156   -1.65%    123    -2.25%     90    -2.85%     61    -3.45%     38    -4.05%
June.................    182   -1.10%     153   -1.70%    120    -2.30%     87    -2.90%     59    -3.50%     37    -4.10%
July.................    180   -1.15%     150   -1.75%    117    -2.35%     84    -2.95%     57    -3.55%     35    -4.15%
August...............    178   -1.20%     148   -1.80%    114    -2.40%     82    -3.00%     55    -3.60%     34    -4.20%
September............    175   -1.25%     145   -1.85%    111    -2.45%     79    -3.05%     53    -3.65%     32    -4.25%
October..............    173   -1.30%     142   -1.90%    109    -2.50%     77    -3.10%     51    -3.70%     31    -4.30%
November.............    171   -1.35%     139   -1.95%    106    -2.55%     75    -3.15%     49    -3.75%
December.............    168   -1.40%     137   -2.00%    103    -2.60%     72    -3.20%     47    -3.80%

INDEX RETURN = [(1.00 + -0.0105) X (1.00 + -0.0110) X (1.00 + -0.0115) X (1.00 +
-0.0120) X
(1.00 + -0.0125) X (1.00 + -0.0130) X (1.00 + -0.0135) X (1.00 + -0.0140) X
(1.00 + -0.0145) X
(1.00 + -0.0150) X (1.00 + -0.0155) X (1.00 + -0.0160) X (1.00 + -0.0165) X
(1.00 + -0.0170) X
(1.00 + -0.0175) X (1.00 + -0.0180) X (1.00 + -0.0185) X (1.00 + -0.0190) X
(1.00 + -0.0195) X
(1.00 + -0.0200) X (1.00 + -0.0205) X (1.00 + -0.0210) X (1.00 + -0.0215) X
(1.00 + -0.0220) X
(1.00 + -0.0225) X (1.00 + -0.0230) X (1.00 + -0.0235) X (1.00 + -0.0240) X
(1.00 + -0.0245) X
(1.00 + -0.0250) X (1.00 + -0.0255) X (1.00 + -0.0260) X (1.00 + -0.0265) X
(1.00 + -0.0270) X
(1.00 + -0.0275) X (1.00 + -0.0280) X (1.00 + -0.0285) X (1.00 + -0.0290) X
(1.00 + -0.0295) X
(1.00 + -0.0300) X (1.00 + -0.0305) X (1.00 + -0.0310) X (1.00 + -0.0315) X
(1.00 + -0.0320) X
(1.00 + -0.0325) X (1.00 + -0.0330) X (1.00 + -0.0335) X (1.00 + -0.0340) X
(1.00 + -0.0345) X
(1.00 + -0.0350) X (1.00 + -0.0355) X (1.00 + -0.0360) X (1.00 + -0.0365) X
(1.00 + -0.0370) X
(1.00 + -0.0375) X (1.00 + -0.0380) X (1.00 + -0.0385) X (1.00 + -0.0390) X
(1.00 + -0.0395) X
(1.00 + -0.0400) X (1.00 + -0.0405) X (1.00 + -0.0410) X (1.00 + -0.0415) X
(1.00 + -0.0420) X
(1.00 + -0.0425) X (1.00 + -0.0430)] - 1.00 = -0.8335 or -83.35% and if the
index return is less than or equal to 8.25% (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT.

     EXAMPLE 5:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY
                 IS GREATER THAN ITS VALUE AT ISSUANCE AND THE DOW JONES GLOBAL TITANS 50 INDEX INCREASED STEADILY THROUGHOUT ALL BUT ONE OF THE RESET PERIODS DURING THE TERM OF THE NOTES. IF THE DECLINE IS GREATER THAN OR EQUAL TO APPROXIMATELY 91.55% FOR ANY ONE RESET PERIOD, THE INDEX RETURN WILL BE LESS THAN THE INTEREST RECEIVED PERCENTAGE AND THE INTEREST DISTRIBUTION AMOUNT WILL BE ZERO:

                            2004             2005             2006             2007             2008              2009
                       --------------   --------------   --------------   --------------   ---------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED    INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN    LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   -------   -----   ------
January..............                     265   4.00%      423   4.00%      678   4.00%    1,086     4.00%     141   4.00%
February.............                     275   4.00%      440   4.00%      705   4.00%    1,129     4.00%     147   4.00%
March................                     286   4.00%      458   4.00%      733   4.00%    1,174     4.00%     153   4.00%
April................                     298   4.00%      476   4.00%      763   4.00%    1,221     4.00%     159   4.00%
May..................    193   4.00%      309   4.00%      495   4.00%      793   4.00%    1,270     4.00%     165   4.00%
June.................    201   4.00%      322   4.00%      515   4.00%      825   4.00%      107   -91.55%     172   4.00%
July.................    209   4.00%      335   4.00%      536   4.00%      858   4.00%      112     4.00%     179   4.00%
August...............    217   4.00%      348   4.00%      557   4.00%      892   4.00%      116     4.00%     186   4.00%
September............    226   4.00%      362   4.00%      580   4.00%      928   4.00%      121     4.00%     193   4.00%
October..............    235   4.00%      376   4.00%      603   4.00%      965   4.00%      126     4.00%     201   4.00%
November.............    245   4.00%      392   4.00%      627   4.00%    1,004   4.00%      131     4.00%
December.............    254   4.00%      407   4.00%      652   4.00%    1,044   4.00%      136     4.00%

INDEX RETURN = [(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + -0.916) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 + 0.040) X (1.00 +
0.040) X (1.00 + 0.040) X
(1.00 + 0.040)] - 1.00 = 0.08122 or 8.122% and if the index return is less than or equal to 8.250% (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT (EVEN THOUGH THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX INCREASED IN ALL BUT ONE OF THE RESET PERIODS).

     EXAMPLE 6:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY
                 IS LESS THAN ITS VALUE AT ISSUANCE AND THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES AND DECLINES BEING EQUAL:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                    192    -4.00%    206    -4.00%    188    -4.00%    187    -4.00%    200     4.00%
February.............                    200     4.00%    198    -4.00%    196     4.00%    194     4.00%    192    -4.00%
March................                    208     4.00%    190    -4.00%    204     4.00%    202     4.00%    185    -4.00%
April................                    216     4.00%    197     4.00%    212     4.00%    210     4.00%    192     4.00%
May..................   193     4.00%    207    -4.00%    205     4.00%    220     4.00%    218     4.00%    184    -4.00%
June.................   201     4.00%    199    -4.00%    214     4.00%    229     4.00%    227     4.00%    177    -4.00%
July.................   193    -4.00%    191    -4.00%    222     4.00%    238     4.00%    218    -4.00%    170    -4.00%
August...............   201     4.00%    199     4.00%    231     4.00%    229    -4.00%    209    -4.00%    163    -4.00%
September............   193    -4.00%    207     4.00%    222    -4.00%    220    -4.00%    201    -4.00%    169     4.00%
October..............   200     4.00%    215     4.00%    213    -4.00%    211    -4.00%    193    -4.00%    176     4.00%
November.............   208     4.00%    224     4.00%    204    -4.00%    202    -4.00%    185    -4.00%
December.............   200    -4.00%    215    -4.00%    196    -4.00%    194    -4.00%    192     4.00%

INDEX RETURN = [(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + 0.04) X
(1.00 + -0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0. 04) X
(1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X
(1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X
(1.00 + -0.04) X (1.00 + -0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.04)
X (1.00 + -0.04) X
(1.00 + 0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 + -0.04) X (1.00 +
-0.04) X (1.00 + 0.04) X
(1.00 + 0.04)] - 1.00 = -0.0515 or -5.15% and if the index return is less than or equal to 8.250%, (the interest received percentage), the interest distribution amount = $0.

PAYMENT AT MATURITY = $10 + $0 = $10 PER NOTE, THE AMOUNT OF YOUR ORIGINAL INVESTMENT (EVEN THOUGH THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX INCREASED IN ONE HALF OF THE RESET PERIODS).

  EXAMPLE 7:  THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX AT MATURITY IS
              GREATER THAN ITS VALUE AT ISSUANCE AND THE VALUE OF THE DOW JONES GLOBAL TITANS 50 INDEX FLUCTUATED DURING THE TERM OF THE NOTES, DECLINING IN ONE HALF OF THE RESET PERIODS AND INCREASING IN THE OTHER HALF OF THE RESET PERIODS, WITH THE MAGNITUDE OF THE INCREASES BEING GREATER THAN THE MAGNITUDE OF THE DECLINES:

                            2004             2005             2006             2007             2008             2009
                       --------------   --------------   --------------   --------------   --------------   --------------
                       INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED   INDEX   CAPPED
                       LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN   LEVEL   RETURN
                       -----   ------   -----   ------   -----   ------   -----   ------   -----   ------   -----   ------
January..............                     187    4.00%     184   -3.00%     207    4.00%     204   -3.00%     230    4.00%
February.............                     194    4.00%     191    4.00%     216    4.00%     212    4.00%     240    4.00%
March................                     188   -3.00%     199    4.00%     224    4.00%     221    4.00%     232   -3.00%
April................                     183   -3.00%     206    4.00%     218   -3.00%     214   -3.00%     225   -3.00%
May..................    180   -3.00%     177   -3.00%     215    4.00%     211   -3.00%     207   -3.00%     219   -3.00%
June.................    175   -3.00%     184    4.00%     223    4.00%     205   -3.00%     216    4.00%     227    4.00%
July.................    170   -3.00%     192    4.00%     217   -3.00%     199   -3.00%     209   -3.00%     237    4.00%
August...............    176    4.00%     199    4.00%     210   -3.00%     207    4.00%     218    4.00%     246    4.00%
September............    183    4.00%     207    4.00%     204   -3.00%     215    4.00%     226    4.00%     256    4.00%
October..............    178   -3.00%     201   -3.00%     198   -3.00%     223    4.00%     220   -3.00%     248   -3.00%
November.............    173   -3.00%     195   -3.00%     192   -3.00%     217   -3.00%     213   -3.00%
December.............    180    4.00%     189   -3.00%     199    4.00%     210   -3.00%     222    4.00%

INDEX RETURN = [(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 +
0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03)
X (1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 +
0.04) X (1.00 + 0.04) X
(1.00 + 0.04) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + -0.03) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + -0.03) X
(1.00 + -0.03) X (1.00 + -0.03) X (1.00 + 0.04) X (1.00 + 0.04) X (1.00 + 0.04)
X (1.00 + 0.04) X
(1.00 + -0.03)] - 1.00 = 0.3353 OR 33.53%.

INTEREST DISTRIBUTION AMOUNT = $10 X (0.3353 - 0.0825) = $2.53.

PAYMENT ON THE FINAL SCHEDULED DISTRIBUTION DATE = $10 + $2.53 = $12.53 PER
NOTE.

     The examples are for purposes of illustration only. The interest distribution amount will depend on the starting value and the actual ending values determined by the calculation agent as provided in this prospectus supplement. Historical closing values for the Dow Jones Global Titans 50 Index are included in this prospectus supplement under "Description of the Dow Jones Global Titans 50 Index -- Historical Data on the Dow Jones Global Titans 50 Index."

DISCONTINUANCE OF THE DOW JONES GLOBAL TITANS 50 INDEX

     If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index or if it or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Dow Jones Global Titans 50 Index, then the ending value as of any succeeding reset date will be determined by reference to the value of that index, which we refer to as a "successor index".

     Upon any selection by the calculation agent of a successor index, the calculation agent will cause notice to be furnished to us and the trustee, who will provide notice of the selection of the successor index to the registered holders of the Notes.

     If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index and a successor index is not selected by the calculation agent or is no longer published on any reset date, the periodic index level to be substituted for the Dow Jones Global Titans 50 Index for that reset date will be a value computed by the calculation agent for that reset date in accordance with the procedures last used to calculate the Dow Jones Global Titans 50 Index prior to any such discontinuance.

     If Dow Jones discontinues publication of the Dow Jones Global Titans 50 Index prior to the determination of the interest distribution amount and the calculation agent determines that no successor index is available at that time, then on each index business day until the earlier to occur of (a) the determination of the interest distribution amount and (b) a determination by the calculation agent that a successor index is available, the calculation agent will determine the value that is to be used in computing the interest distribution amount as described in the preceding paragraph as if such day were a reset date. The calculation agent will cause notice of each such value to be published not less often than once each month in The Wall Street Journal (or another newspaper of general circulation). Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones Global Titans 50 Index may adversely affect trading in the Notes.

     If a successor index is selected or the calculation agent calculates a value as a substitute for the Dow Jones Global Titans 50 Index as described above, the successor index or value will be substituted for the Dow Jones Global Titans 50 Index for all purposes, including for purposes of determining whether an index business day or market disruption event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the Dow Jones Global Titans 50 Index may adversely affect the value of the Notes.

     All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will be conclusive for all purposes and binding on us and the beneficial owners of the Notes, absent manifest error.

ALTERATION OF METHOD OF CALCULATION

     If at any time the method of calculating the Dow Jones Global Titans 50 Index or a successor index is changed in any material respect, or if the Dow Jones Global Titans 50 Index or a successor index is in any other way modified so that the value of the Dow Jones Global Titans 50 Index or the successor index does not, in the opinion of the calculation agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Dow Jones Global Titans 50 Index or the successor index as if the changes or modifications had not been made, and calculate the closing value with reference to the Dow Jones Global Titans 50 Index or the successor index. Accordingly, if the method of calculating the Dow Jones Global Titans 50 Index or the successor index is modified so that the value of the Dow Jones Global Titans 50 Index or the successor index is a fraction or a multiple of what it would have been if it had not been modified (e.g., due to a split in the Dow Jones Global Titans 50 Index), then the calculation agent will adjust that index in order to arrive at a value of the index as if it had not been modified (e.g., as if the split had not occurred).

EVENTS OF DEFAULT AND ACCELERATION

     In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the calculation agent and will equal, for each Note, the maturity payment, calculated as though the maturity of the Notes were the date of early repayment. See "-- Payment at Maturity" above. If a bankruptcy proceeding is commenced in respect of Citigroup Global Markets Holdings, the beneficial owner of a Note will not be permitted to make a claim for unmatured interest and therefore, under Section 502(b)(2) of Title 11 of the United States Code, the claim of the beneficial owner of a Note will be capped at the payment at maturity calculated as though the maturity date of the Notes were the date of the commencement of the proceeding, plus an additional amount of interest accrued on the principal amount of the Notes at 1.5% per annum up to the date of the commencement of the proceeding.

     In case of default in payment at maturity of the Notes, the Notes will bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the maturity date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of 4% per annum on the unpaid amount due.

BOOK-ENTRY SYSTEM

     Upon issuance, all Notes will be represented by one or more fully registered global securities (the "Global Securities"). Each such Global Security will be deposited with, or on behalf of, DTC and registered in the name of DTC or a nominee thereof. Unless and until it is exchanged in whole or in part for Notes in definitive form, no Global Security may be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the Notes through the accounts that each of these systems maintains as a participant in DTC.

     A description of DTC's procedures with respect to the Global Securities is set forth in the section "Book-Entry Procedures and Settlement" in the accompanying prospectus. DTC has confirmed to Citigroup Global Markets Holdings, Citigroup Global Markets Inc. and the trustee that it intends to follow such procedures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Notes will be made by Citigroup Global Markets Inc. in same-day funds. All maturity payments and all interest payments will be paid by Citigroup Global Markets Holdings in same-day funds so long as the Notes are maintained in book-entry form.

CALCULATION AGENT

     The calculation agent for the Notes will be Citigroup Global Markets Inc. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Global Markets Holdings and the holders of the Notes. Because the calculation agent is an affiliate of Citigroup Global Markets Holdings, potential conflicts of interest may exist between the calculation agent and the holders of the Notes, including with respect to certain determinations and judgments that the calculation agent must make in determining the amounts due to the holders of the Notes. Citigroup Global Markets Inc. is obligated to carry out its duties and functions as calculation agent in good faith and using its reasonable judgment.

              DESCRIPTION OF THE DOW JONES GLOBAL TITANS 50 INDEX

GENERAL

     Unless otherwise stated, we have derived all information regarding the Dow Jones Global Titans 50 Index(SM) (the "Dow Jones Global Titans 50 Index") provided in this prospectus supplement, including its composition, method of calculation and changes in components, from Dow Jones, publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Dow Jones. Dow Jones is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Dow Jones Global Titans 50 Index at any time. We do not assume any responsibility for the accuracy or completeness of any information relating to the Dow Jones Global Titans 50 Index.

     The Dow Jones Global Titans 50 Index is a 50-stock, free-float market capitalization weighted index that reflects the market performance of the world's leading multinational companies, enabling the index to provide exposure to a number of economies around the world. As of March 31, 2004, the component companies of the Dow Jones Global Titans 50 Index were headquartered in the following countries (with the number of component companies noted parenthetically): United States (29); United Kingdom (9); Switzerland (4); Germany (2); the Netherlands (2); France (1); Italy (1); Finland (1); and Japan
(1). As of December 31, 2003, the index's market capitalization represented approximately 27% of the global market. The stocks of the component companies are actively traded and are typically included among the core holdings both of institutional and individual portfolios.

     Dow Jones chooses companies for inclusion in the Dow Jones Global Titans 50 Index with a view towards ensuring that all potential component companies are representative of the global markets. As of March 31, 2004, the 50 companies included in the Dow Jones Global Titans 50 Index were divided into 10 industry sectors as follows (with the number of component companies noted parenthetically): Basic Materials (0); Consumer, Cyclical (5); Consumer, Noncyclical (5); Energy (6); Financial (12); Healthcare (10); Industrial (2); Technology (6); Telecommunications (4); and Utilities (0). Dow Jones may, from time to time, in its sole discretion, add companies to, or delete companies from, the Dow Jones Global Titans 50 Index in accordance with the methodology summarized below.

COMPUTATION OF THE DOW JONES GLOBAL TITANS 50 INDEX

     While Dow Jones currently employs the following methodology to calculate the Dow Jones Global Titans 50 Index, no assurance can be given that Dow Jones will not modify or change such methodology in a manner that may affect the interest distribution amount, if any, payable to the beneficial owners of the Notes.

     The stocks comprising the Dow Jones Global Titans 50 Index are selected from the Dow Jones World Index, a broad market benchmark that covers 34 countries and the 10 economic sectors, 18 market sectors, 51 industry groups and 89 subgroups defined by the Dow Jones Global Classification Standard. Dow Jones initially computed the Dow Jones Global Titans 50 Index as follows:

          (a) If a company had more than one class of shares in the Dow Jones World Index, only the most liquid class was eligible.

          (b) If a company did not generate revenue from foreign markets, it was ineligible.

          (c) A selection list was generated based on the largest 100 eligible companies in the Dow Jones World Index by free-float market capitalization.

          (d) Companies on the selection list were ranked by (i) free-float market capitalization; (ii) sales/revenue; and (iii) net income, with the final rank of each company calculated by weighting the free-float market capitalization rank at 60%, the sales/revenue rank at 20% and the net income rank at 20%.

          (e) The top 50 stocks by final rank were selected as components of the Dow Jones Global Titans 50 Index.

     The composition of the Dow Jones Global Titans 50 Index is reviewed and revised annually in June based on the free-float market capitalization of the companies in the Dow Jones World Index as of the end of the preceding April. Each year, the selection list for the Dow Jones Global Titans 50 Index is defined as the 50 current component stocks plus the 50 largest noncomponent stocks from among the eligible stocks in the Dow Jones World Index, by free-float market capitalization. All of the companies on the selection list are then ranked and selected in the manner described above in clauses (d) and (e). The index component list is then finalized according to the following rules: (i) any noncomponent ranked among the top 30 stocks on the selection list replaces the lowest-ranked component; and (ii) any component not ranked among the top 70 stocks on the selection list is replaced by the highest-ranked noncomponent on the selection list. Changes to the composition of the Dow Jones Global Titans 50 Index as a result of the annual review process are implemented in June after a minimum two-week notification period. In addition to the annual review process, Dow Jones continually reviews the composition of the Dow Jones Global Titans 50 Index to reflect extraordinary corporate actions involving the component companies, such as mergers, takeovers, spinoffs, initial public offerings, delistings and bankruptcy filings, and publishes a monthly selection list to indicate possible changes in the composition of the index at the next annual review.

     Dow Jones caps the free-float market capitalization weighting of each component company at 10% of the Dow Jones Global Titans 50 Index's total free-float market capitalization, and reviews and revises the weightings quarterly in March, June, September and December of each year. In addition to the quarterly review process, these weights are reviewed and revised on a continuous basis to reflect changes of more than 10% in a component company's number of free-float shares outstanding and other changes in the number of free-float shares outstanding due to certain corporate actions. Dow Jones uses a divisor to calculate the closing level of the Dow Jones Global Titans 50 Index and adjusts the divisor as needed to maintain the continuity of the index and to prevent distortions due to changes in the composition of the index; changes in the weighting of the component companies; and certain corporate actions involving component companies.

     As used in this prospectus supplement, the "free-float market capitalization" of a company is equal to its full market capitalization, adjusted to reflect the number of shares actually available to investors. Four different kinds of ownership are considered by Dow Jones during the float adjustment process: cross ownership (shares that are owned by other companies, including banks and life insurance companies); government ownership (shares that are owned by governments or their agencies); private ownership (shares that are owned by individuals, families or charitable trusts and foundations); and restricted ownership (shares that are not allowed to be traded during a certain period of time). In determining a company's free-float market capitalization, if an entity or individual in any of the four categories mentioned above owns 5% or more of the company's outstanding shares, none of the shares owned by such entity or individual will be considered outstanding. However, no adjustment is made for ownership by institutional investors such as custodian nominees, trustee companies, mutual funds and investment companies. The number of outstanding shares will also be adjusted if a government has a foreign ownership restriction of 5% or more, in which case the lesser of the free-float shares outstanding or the portion that is available for foreign investment is used for index calculations. If a company's free-float market capitalization changes due to changes in its ownership structure, then the new free-float market capitalization amount will be effective at the next quarterly update of the Dow Jones Global Titans 50 Index conducted by Dow Jones.

HISTORICAL DATA ON THE DOW JONES GLOBAL TITANS 50 INDEX

     The following table sets forth the value of the Dow Jones Global Titans 50 Index at the end of each month in the period from January 1999 through March 2004. These historical data on the Dow Jones Global Titans 50 Index are not necessarily indicative of the future performance of the Dow Jones Global Titans 50 Index or what the value of the Notes may be. Any historical upward or downward trend in the value of the Dow Jones Global Titans 50 Index during any period set forth below is not an indication that the Dow Jones Global Titans 50 Index is more or less likely to increase or decrease at any time during the term of the Notes.

                                       1999      2000      2001      2002      2003      2004
                                      -------   -------   -------   -------   -------   -------
January.............................   248.42    271.18    240.37    191.12    144.70    186.99
February............................   240.77    261.75    217.13    187.58    141.87    188.33
March...............................   250.66    287.39    203.45    194.09    142.71    183.28
April...............................   259.34    273.57    221.48    179.56    154.70
May.................................   250.21    270.48    218.08    179.09    160.59
June................................   262.83    271.60    212.15    168.43    163.24
July................................   258.31    265.92    208.55    155.32    164.19
August..............................   259.35    274.29    195.33    155.10    163.41
September...........................   252.64    252.61    184.93    137.20    165.36
October.............................   270.54    254.63    189.14    152.88    170.97
November............................   274.23    236.17    198.60    160.92    173.36
December............................   292.56    231.92    199.70    151.18    184.79

     The closing value of the Dow Jones Global Titans 50 Index on April 26, 2004 was 185.84.

                            YEAR END CLOSING VALUES

     The following table sets forth the closing values of the Dow Jones Global Titans 50 Index on the last index business day of December from 1991 through 2003, as published by Dow Jones. The historical performance of the Dow Jones Global Titans 50 Index should not be taken as an indication of future performance, and no assurance can be given that the value of the Dow Jones Global Titans 50 Index will not decline (or increase insufficiently) and thereby reduce or eliminate the Interest Distribution Amount.

                                                             YEAR END
                                                             CLOSING
YEAR                                                          VALUE
----                                                         --------
1991.......................................................   100.00
1992.......................................................    92.16
1993.......................................................   107.31
1994.......................................................   113.24
1995.......................................................   134.88
1996.......................................................   150.99
1997.......................................................   185.40
1998.......................................................   237.01
1999.......................................................   292.56
2000.......................................................   231.92
2001.......................................................   199.70
2002.......................................................   151.18
2003.......................................................   184.79

     The following graph illustrates the historical performance of the Dow Jones Global Titans 50 Index based on the closing value thereof on the last index business day of each month in the period from December 1991 through March 2004. Past movements of the Dow Jones Global Titans 50 Index are not indicative of future Dow Jones Global Titans 50 Index values.

                                    [GRAPH]

LICENSE AGREEMENT

     Dow Jones and Citigroup Global Markets Holdings have entered into a non-exclusive license agreement providing for the license to Citigroup Global Markets Holdings, in exchange for a fee, of the right to use the Dow Jones Global Titans 50 Index, which is owned and published by Dow Jones, in connection with certain securities, including the Notes.

     The license agreement between Dow Jones and Citigroup Global Markets Holdings provides that the following language must be stated in this prospectus supplement.

     "The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes. Dow Jones, only relationship to Citigroup Global Markets Holdings is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Global Titans 50 Index(SM), which is determined, composed and calculated by Dow Jones without regard to Citigroup Global Markets Holdings or the Notes. Dow Jones has no obligation to take the needs of Citigroup Global Markets Holdings or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones Global Titans 50 Index(SM). Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

     DOW JONES(SM) DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP GLOBAL MARKETS

HOLDINGS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL TITANS 50 INDEX(SM) OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND CITIGROUP GLOBAL MARKET HOLDINGS."

     All disclosures contained in this prospectus supplement regarding the Dow Jones Global Titans 50 Index, including its makeup, method of calculation and changes in its components, are derived from publicly available information prepared by Dow Jones. None of Citigroup Global Markets Holdings, Citigroup Global Markets Inc. or the trustee assumes any responsibility for the accuracy or completeness of such information.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material U.S. federal income tax considerations that may be relevant to a beneficial owner of a Note that is a citizen or resident of the United States or a domestic corporation or otherwise subject to U.S. federal income tax on a net income basis in respect of a Note (a "U.S. Holder"). All references to "holders" (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this prospectus supplement, all of which are subject to change at any time (possibly with retroactive effect).

     This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Notes as part of a "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

     Investors should consult their own tax advisors in determining the tax consequences to them of holding the Notes, including the application to their particular situation of the U.S. federal income tax considerations discussed below.

TAX CHARACTERIZATION OF THE NOTES

     Citigroup Global Markets Holdings will treat each Note for U.S. federal income tax purposes as a single debt instrument issued by Citigroup Global Markets Holdings that is subject to United States Treasury regulations governing contingent debt instruments (the "Contingent Debt Regulations"). Moreover, each holder, by accepting a Note, agrees to this treatment of the Note and to report all income (or loss) with respect to the Note in accordance with the Contingent Debt Regulations. The remainder of this summary assumes the treatment of each Note as a single debt instrument subject to the Contingent Debt Regulations and the holder's agreement thereto.

UNITED STATES HOLDERS

     Taxation of Interest. A U.S. Holder of a Note will recognize income (or loss) on a Note in accordance with the Contingent Debt Regulations. The Contingent Debt Regulations require the application of a "noncontingent bond method" to determine accruals of income, gain, loss and deductions with respect to a contingent debt obligation. As described in more detail in the second and third succeeding paragraphs, under the noncontingent bond method, a U.S. Holder of a Note will be required for tax purposes to include in income each year an accrual of interest at the annual computational rate of 4.256% (the "comparable yield"). The comparable yield is based on a rate at which Citigroup Global Market Holdings could issue a fixed rate debt instrument with terms comparable to those of the Notes and no contingent payments. Solely for purposes of determining the comparable yield pursuant to the Contingent Debt Regulations, a U.S. Holder of a Note will be assumed to be entitled to receive, in respect of each Note, semi-annual payments of interest at a rate of 1.5%, as well as a payment of $11.6694 at maturity (the "Projected Payment Amount"). The Projected Payment Amount is calculated as the amount required to produce the comparable yield when combined with the semi-annual payments of interest made in respect of a Note, taking into account the Note's issue price.

     The comparable yield and the Projected Payment Amount are used to determine accruals of interest FOR TAX PURPOSES ONLY and are not assurances or predictions by Citigroup Global Markets Holdings with respect to the actual yield of or payment to be made in respect of a Note. The comparable yield and the Projected Payment Amount do not necessarily represent Citigroup Global Markets Holdings' expectations regarding such yield or the amount of such payment.

     Each Note Will be Issued at Par. However, there will be original issue discount for U.S. federal income tax purposes ("Tax OID") because a U.S. Holder must accrue income at the comparable yield.

Under the Tax OID rules of the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder, a U.S. Holder of a Note, whether such holder uses the cash or the accrual method of tax accounting, will be required to include as ordinary interest income the sum of the "daily portions" of Tax OID on the Note for all days during the taxable year that the U.S. Holder owns the Note. As a result, U.S. Holders of Notes, including U.S. Holders that employ the cash method of tax accounting, will be required to include amounts in respect of Tax OID accruing on Notes in taxable income each year in amounts that exceed the cash coupons that the U.S. Holders will receive. The amount of Tax OID accruing on a Note that exceeds the cash coupons received by a U.S. Holder equals the difference between the comparable yield and the cash coupons.

     The daily portions of Tax OID on a Note are determined by allocating to each day in any accrual period a ratable portion of the Tax OID allocable to that accrual period. In the case of an initial holder, the amount of Tax OID on a Note allocable to each accrual period is determined by multiplying the "adjusted issue price" (as defined below) of a Note at the beginning of the accrual period by the comparable yield of a Note (appropriately adjusted to reflect the length of the accrual period). The "adjusted issue price" of a Note at the beginning of any accrual period will generally be the sum of its issue price and the amount of Tax OID allocable to all prior accrual periods, less the amount of any payments made in all prior accrued periods. Based upon the comparable yield, if a U.S. Holder that employs the accrual method of tax accounting and pays taxes on a calendar year basis buys a Note at original issue for $10 and holds it until maturity, such holder will be required to pay taxes on the following amounts of ordinary income from the Note (in excess of accrued semi-annual interest income) for each of the following periods: $0.1857 in 2004; $0.2830 in 2005; $0.2950 in 2006; $0.3076 in 2007; $0.3220 in 2008; and $0.2762
in 2009.

     Disposition of the Notes. When a U.S. Holder sells, exchanges or otherwise disposes of a Note (including upon repayment of the Note at maturity) (a "disposition"), the U.S. Holder's gain (or loss) on such disposition will equal the difference between the amount received by the U.S. Holder for the Note and the U.S. Holder's tax basis in the Note. A U.S. Holder's tax basis (i.e., adjusted cost) in a Note will be equal to the U.S. Holder's original purchase price for such Note, plus any Tax OID accrued by the U.S. Holder and less the amount of any payments received by the holder while holding the Note.

     If the amount received on the Note at maturity exceeds the Projected Payment Amount, the U.S. Holder will be required to include such excess in income as ordinary income. Alternatively, if the amount received at maturity is less than the Projected Payment Amount, the difference between the Projected Payment Amount and the amount received at maturity will be treated as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Note for the taxable year in which maturity occurs, but only to the extent of the amount of such includible interest. Any remaining portion of such shortfall may be recognized and deducted by the U.S. Holder as an ordinary loss to the extent of the U.S. Holder's previous Tax OID inclusions with respect to the Note.

     On a disposition of a Note other than repayment of a Note at maturity, any gain realized by a U.S. Holder will be treated as ordinary interest income. Any loss realized by a U.S. Holder on a disposition will be treated as an ordinary loss to the extent of the U.S. Holder's Tax OID inclusions with respect to the Note up to the date of disposition. Any loss realized in excess of such amount generally will be treated as a capital loss.

     An individual U.S. Holder generally will be allowed a deduction for any ordinary loss without regard to the two-percent miscellaneous itemized deduction rule of Section 67 of the Code. Any capital loss recognized by a U.S. Holder will be a long-term capital loss if such U.S. Holder has held such Note for more than one year, and a short-term capital loss in other cases.

     Information Reporting and Backup Withholding. Information returns may be required to be filed with the IRS relating to payments made to a particular U.S. Holder of Notes. In addition, U.S. Holders may be subject to backup withholding tax on such payments if they do not provide their taxpayer identification numbers to the trustee in the manner required, fail to certify that they are not subject to backup withholding tax, or otherwise fail to comply with applicable backup withholding tax rules.

U.S. Holders may also be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of the Notes.

NON-UNITED STATES PERSONS

     The following is a summary of certain U.S. federal income tax consequences that will apply to Non-U.S. Holders of the Notes. The term "Non-U.S. Holder" means a beneficial owner of a Note that is a foreign corporation or nonresident alien.

     NON-U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND ANY FOREIGN TAX CONSEQUENCES THAT MAY BE RELEVANT TO THEM.

     Payment with Respect to the Notes. All payments on the Notes made to a Non-U.S. Holder, and any gain realized on a sale, exchange or redemption of the Notes, will be exempt from U.S. income and withholding tax, provided that:

          (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of the Citigroup Global Markets Holdings' stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to Citigroup Global Markets Holdings through stock ownership;

          (ii) the beneficial owner of a Note certifies on Internal Revenue Service Form W-8BEN (or successor form), under penalties of perjury, that it is not a U.S. person and provides its name and address or otherwise satisfies applicable documentation requirements;

          (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States; and

          (iv) the stocks underlying the Dow Jones Global Titans 50 Index are actively traded within the meaning of section 871(h)(4)(C)(v)(I) of the Code.

     If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, generally will be subject to regular U.S. federal income tax on interest and on any gain realized on the sale, exchange or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in clause (ii) of the second preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed Internal Revenue Service Form W-8ECI (or successor form) in order to claim an exemption from withholding tax.

     Information Reporting and Backup Withholding. In general, a Non-U.S. Holder generally will not be subject to backup withholding and information reporting with respect to payments made with respect to the Notes if such Non-U.S. Holder has provided Citigroup Global Markets Holdings with an Internal Revenue Service Form W-8BEN described above and Citigroup Global Markets Holdings does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of the Notes made within the United States or conducted through certain U.S. financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or the Non-U.S. Holder otherwise establishes an exemption.

                                  UNDERWRITING

     The terms and conditions set forth in the terms agreement dated the date hereof, which incorporates by reference the underwriting agreement basic provisions dated December 1, 1997, govern the sale and purchase of the Notes. The terms agreement and the underwriting agreement basic provisions are referred to together as the underwriting agreement. Citigroup Global Markets Inc., as underwriter, has agreed to purchase from Citigroup Global Markets Holdings, and Citigroup Global Markets Holdings has agreed to sell to Citigroup Global Markets Inc., $63,000,000 principal amount of Notes (6,300,000 Notes).

     The underwriting agreement provides that the obligation of Citigroup Global Markets Inc. to purchase the Notes included in this offering is subject to approval of certain legal matters by counsel and to other conditions. Citigroup Global Markets Inc. is obligated to purchase all of the Notes if it purchases any of the Notes.

     Citigroup Global Markets Inc. proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to dealers at the public offering price less a concession not to exceed $0.30 per Note. Citigroup Global Markets Inc. may allow, and these dealers may reallow, a concession not to exceed $0.30 per Note on sales to certain other dealers. Sales may also be made through Citicorp Investment Services, a broker-dealer affiliated with Citigroup Global Markets Inc., acting as agent. Citicorp Investment Services will receive as remuneration a portion of the underwriting discount set forth on the cover of this prospectus supplement equal to $0.30 per Note for the Notes it sells. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets Inc. may change the public offering price and other selling terms.

     Citigroup Global Markets Holdings has agreed that, for the period beginning on the date of the underwriting agreement and continuing to and including the closing date for the purchase of the Notes, it will not, without the prior written consent of Citigroup Global Markets Inc., offer, sell, contract to offer or sell or otherwise dispose of any securities, including any backup undertakings for such securities, of Citigroup Global Markets Holdings, in each case that are substantially similar to the Notes or any security convertible into or exchangeable for the Notes or substantially similar securities. Citigroup Global Markets Inc. may release any of the securities subject to this lock-up at any time without notice.

     Prior to this offering, there has been no public market for the Notes. Consequently, the initial public offering price for the Notes was determined by negotiations between Citigroup Global Markets Holdings and Citigroup Global Markets Inc. There can be no assurance, however, that the prices at which the Notes will sell in the public market after this offering will not be lower than the price at which they are sold by Citigroup Global Markets Inc. or that an active trading market in the Notes will develop and continue after this offering.

     The Notes have been approved for listing on the American Stock Exchange under the symbol "PDW," subject to official notice of issuance.

     In connection with the offering, Citigroup Global Markets Inc., as the underwriter, may purchase and sell Notes and the underlying stocks of the Dow Jones Global Titans 50 Index in the open market. These transactions may include covering transactions and stabilizing transactions. Covering transactions involve purchases of Notes in the open market after the distribution has been completed to cover short positions. Stabilizing transactions consist of bids or purchases of Notes or the underlying stocks of the Dow Jones Global Titans 50 Index made for the purpose of preventing a decline in the market price of the Notes or the underlying stocks of the Dow Jones Global Titans 50 Index while the offering is in progress.

     Any of these activities may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. Citigroup Global Markets Inc. may conduct these transactions in the over-the-counter market or otherwise. If Citigroup Global Markets Inc. commences any of these transactions, it may discontinue them at any time.

     We estimate that our total expenses for this offering will be $100,000.

     Citigroup Global Markets Inc. is a subsidiary of Citigroup Global Markets Holdings. Accordingly, the offering will conform with the requirements set forth in Rule 2720 of the Conduct Rules of the National Association of Securities Dealers. Citigroup Global Markets Inc. may not confirm sales to any discretionary account without the prior specific written approval of a customer.

     This prospectus supplement, together with the accompanying prospectus, may also be used by Citigroup Global Markets Holdings' broker-dealer subsidiaries or affiliates in connection with offers and sales of the Notes (subject to obtaining any necessary approval of the American Stock Exchange for any of these offers and sales) in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Any of these subsidiaries or affiliates may act as principal or agent in these transactions. None of these subsidiaries or affiliates is obligated to make a market in the Notes and any may discontinue any market making at any time without notice, at its sole discretion.

     This prospectus supplement and the accompanying prospectus in electronic format may be made available on the website maintained by the underwriter.

     We have agreed to indemnify Citigroup Global Markets Inc. against certain liabilities under the Securities Act of 1933, or to contribute to payments Citigroup Global Markets Inc. may be required to make because of any of those liabilities.

                                 ERISA MATTERS

     Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that (a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of 29 C.F.R 2510.3-101 or otherwise, or (iii) any government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA ((i), (ii) and (iii) collectively, "ERISA-Type Plans"); and (b) if it is a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended, that is not an ERISA-Type Plan (for example, individual retirement accounts, individual retirement annuities or Keogh plans), none of Citigroup Global Markets, Inc., its affiliates or any employee thereof manages the plan or provides advice that serves as a primary basis for the plan's decision to purchase, hold or dispose of the Notes.

                                 LEGAL MATTERS

     The validity of the Notes and certain matters relating thereto will be passed upon for Citigroup Global Markets Holdings by Bradley J. Gans, Esq. Mr. Gans, Senior Deputy General Counsel of Citigroup Global Markets Holdings, beneficially owns, or has rights to acquire under Citigroup employee benefit plans, an aggregate of less than one percent of the common stock of Citigroup. Certain legal matters will be passed upon for the underwriters by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Cleary, Gottlieb, Steen & Hamilton has also acted as special tax counsel to Citigroup Global Markets Holdings in connection with the Notes. Cleary, Gottlieb, Steen & Hamilton has from time to time acted as counsel for Citigroup Global Markets Holdings and certain of its affiliates and may do so in the future.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

                              -------------------

                               TABLE OF CONTENTS

                                                          PAGE
                                                          ----
                     PROSPECTUS SUPPLEMENT
Summary ...............................................    S-2
Summary Information -- Q&A ............................    S-3
Incorporation of Certain Documents by Reference .......    S-6
Risk Factors Relating to the Notes ....................    S-7
Description of the Notes ..............................   S-11
Description of the Dow Jones Global Titans 50 Index ...   S-23
Certain United States Federal Income Tax Considerations   S-28
Underwriting ..........................................   S-31
ERISA Matters .........................................   S-32
Legal Matters .........................................   S-32
                          PROSPECTUS
Prospectus Summary ....................................      1
Forward-Looking Statements ............................      6
Citigroup Global Markets Holdings Inc. ................      7
Use of Proceeds and Hedging ...........................      8
Ratio of Earnings to Fixed Charges ....................      9
European Monetary Union ...............................     10
Description of Debt Securities ........................     11
Description of Index Warrants .........................     18
Book-Entry Procedures and Settlement ..................     21
Limitations on Issuances in Bearer Form ...............     22
Plan of Distribution ..................................     23
ERISA Matters .........................................     26
Legal Matters .........................................     26
Experts ...............................................     26

                            CITIGROUP GLOBAL MARKETS
                                  HOLDINGS INC.

                            6,300,000 1.5% PRINCIPAL-PROTECTED
                                  EQUITY LINKED NOTES

                                 BASED UPON THE
                      DOW JONES GLOBAL TITANS 50 INDEX(SM)
                              DUE OCTOBER 29, 2009
                        ($10 PRINCIPAL AMOUNT PER NOTE)
                              -------------------
                              PROSPECTUS SUPPLEMENT
                                 APRIL 26, 2004
                          (INCLUDING PROSPECTUS DATED
                                 JUNE 30, 2003)
                              -------------------
                                [CITIGROUP LOGO]